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                                                                     EXHIBIT 4.2


                           CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

$10,000,000.00                                                      May 14, 2001


         FOR VALUE RECEIVED, INTERNET PICTURES CORPORATION, a Delaware corporation ("BORROWER"), hereby unconditionally promises to pay to the order of IMAGE INVESTOR PORTFOLIO, a separate series of MEMPHIS ANGELS, LLC, a Delaware limited liability company ("LENDER"), in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000.00), or, if less, the aggregate unpaid principal amount outstanding on this Note (the "LOAN") together with accrued and unpaid interest thereon, due and payable on the dates and in the manner set forth below.

         This Promissory Note is the Note referred to in and is executed and delivered in connection with that certain Securities Purchase Agreement dated as of even date herewith between Borrower and the Lender (the "PURCHASE AGREEMENT") and that certain Security Agreement dated as of even date herewith and executed by Borrower in favor of Lender, (as the same may from time to time be amended, modified or supplemented or restated, the "SECURITY AGREEMENT"). Additional rights of Lender are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

         1. PRINCIPAL REPAYMENT. Unless this Note has been converted in accordance with the terms of Section 3 below, the outstanding principal amount of the Loan shall be due and payable on the earlier to occur of (a) August 14, 2002 or (b) the termination of the Purchase Agreement (the "MATURITY DATE").

         2. INTEREST RATE. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of eight percent (8%) per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 360-day year.

         3. CONVERSION OF NOTE.

            (a) On the Third Closing Date the outstanding principal balance of this Note and, at Lender's option, unpaid accrued interest thereon, shall automatically convert without any



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further action by the Lender into the Borrower's Series B Preferred Stock (the
"SERIES B STOCK") at a conversion price equal to $20.00 per share (as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like) (the "CONVERSION PRICE").

            (b) Lender may, at any time prior to the conversion of this Note in accordance with the terms of Section 3(a) above, convert the outstanding principal balance, and at Lender's option, all unpaid accrued interest, into shares of Series B Stock at the Conversion Price.

            (c) If Borrower does not convert the unpaid accrued interest on this
Note in connection with a conversion pursuant to Section 3(a) or (b) above, then such unpaid accrued interest shall be paid to Lender in cash at the time of conversion of the principal balance of the Note.

            (d) On the date of conversion under Section 3(a) or (b) above (the "CONVERSION DATE"), the Lender will surrender this Note to the Borrower and such Note will be deemed cancelled. On the Conversion Date, the Borrower will deliver to Lender a certificate or certificates representing the number of shares of Series B Stock issuable by reason of such conversion. In addition, on the Conversion Date, the Borrower will pay to Lender the aggregate amount of all accrued and unpaid interest on the Note that has not been converted pursuant to this Section 3. The issuance of certificates for shares of Series B Stock upon such conversion will be made without charge to the Lender for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such conversion and the related issuance of shares of Series B Stock. Upon such conversion, the Borrower will take all such actions as are necessary in order to insure that the Series B Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

            (e) LIMITATION ON CONVERSION OF NOTE.

                (i) Notwithstanding anything to the contrary contained herein and except as set forth in clause (iii) below, the Lender agrees that, to enable the Borrower to comply with Nasdaq Rule 4350(i), or any successor or similar rule, the Borrower shall be prohibited from issuing a number of shares of Series B Stock upon conversion of the Note and exercise of the Warrants in excess of the prescribed amount under such rule (the "NASDAQ CAP"), and the Borrower shall be required and allowed to limit the number of shares of Series B Stock issued by the Borrower to the Lender to the Lender's Pro Rata Amount (as defined below).

                (ii) Prior to the Stockholder Approval, the Lender shall be entitled to convert that amount of this Note and to exercise that amount of its Warrants equal to the Lender's pro rata share of the Nasdaq Cap (the "LENDER'S PRO RATA AMOUNT").

                (iii) This Section 3(e) shall terminate and be of no force and effect in the event (i) Stockholder Approval is obtained or (ii) Nasdaq shall have granted an exception to its requirement of the receipt of stockholder approval under its Rule 4350(i).



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         4. PLACE OF PAYMENT. All amounts payable hereunder shall be payable at the office of Lender, 6410 Poplar Avenue, Suite 395, Memphis, Tennessee 38119, unless another place of payment shall be specified in writing by Lender.

         5. APPLICATION OF PAYMENTS. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

         6. COSTS OF COLLECTION. In the event of any default hereunder or the other Documents, Borrower shall pay all reasonable attorneys' fees and court costs incurred by Lender in enforcing and collecting this Note, or incident to the enforcement or protection of any Collateral therefor.

         7. PREPAYMENT. Borrower may not prepay this Note prior to the Maturity Date. Borrower must give Lender 10 business days notice prior to paying this Note after the Maturity Date, during which time Lender may convert this Note pursuant to Section 3(b).

         8. DEFAULT RATE OF INTEREST. Any principal repayment or interest payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at twelve percent (12%) (the "DEFAULT RATE").

         9. SECURED NOTE. This Note, and the indebtedness evidenced hereby, and the other Obligations, are secured by the Collateral identified and described as security therefor in the Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, the Guaranties and the Guarantor Security Agreements.

         10. DEFAULT. Each of the following events shall be an "EVENT OF DEFAULT" hereunder:

            (a) Borrower fails to pay timely the principal amount or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

            (b) Borrower or any guarantor of the Loan (a "GUARANTOR") files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

            (c) An involuntary petition is filed against Borrower or any Guarantor (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower or any Guarantor; or

            (d) An Event of Default under any of the "DOCUMENTS" (as defined in the Purchase Agreement).

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of



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Default pursuant to (B) or (C) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

         11. TIME IS OF THE ESSENCE. Time is of the essence of this Note.

         12. DELAY AND WAIVER. Borrower and any guarantor hereof waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. No delay on the party of Lender in exercising any right under this Note shall operate as a waiver of such right. The waiver by Lender of any term or condition of this Note shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Note.

         13. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.











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         14. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.


BORROWER                            INTERNET PICTURES CORPORATION



                                    By:  /s/ James Phillips
                                        ----------------------------------------
                                    Name:  James Phillips
                                    Title: Chairman and Chief Executive Officer











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